Exhibit 5

                             April 25, 1995






Sears, Roebuck and Co.
Sears Tower
Chicago, Illinois  60684


Ladies and Gentlemen:

            I am Senior Vice President, General Counsel and Secretary of Sears, Roebuck and Co. (the "Company"), and, in such capacity, am the head of the Company's Corporate Law Department. The Corporate Law Department has examined (i) Registration Statement No. 33-41485, as filed with the Securities and Exchange Commission (the "Commission"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $800,000,000 principal amount of debt securities of Sears, Roebuck and Co., for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act, (ii) the final prospectus, dated April 25, 1995, relating to the offering and sale of $800,000,000 of the aforesaid debt securities, which is part of the Registration Statement referred to in (i) above (the "Prospectus"), and the Prospectus Supplement, dated April 25, 1995, (the "Prospectus Supplement") relating to the initial offering and sale of up to $800,000,000 aggregate principal amount (or its equivalent in foreign currencies) of Medium-Term Notes Series VIII of the Company (the "Notes"), (iii) the Indenture dated as of September 15, 1991, between the Company and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as Trustee, relating to the aforesaid debt securities, (iv) the Distribution Agreement, dated April 25, 1995, between the Company and Dean Witter Reynolds Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, and (v) the forms of the Notes. The Corporate Law Department is familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken relating to the determination of certain terms not set forth in the forms of Notes, by the Company in connection with the authorization, issuance and sale of the Notes.

            Subject to the completion of the additional proceedings referred to above, I am of the opinion that the Notes will, upon the issuance and sale thereof in the manner referred to in the Prospectus and Prospectus Supplement, be legally issued and binding obligations of Sears, Roebuck and Co. in accordance with their terms, subject to insolvency, bankruptcy, reorganization, moratorium or other laws relating to or affecting creditors' rights or by general equity principles (whether considered in a proceeding at law or equity) and the discretion of the court before which any proceeding therefor may be brought.

            I express no opinion as to whether, with respect to any Notes denominated in a currency other than United States dollars, a court located in the United States of America would grant a judgment relating to the Notes in other than United States dollars nor an opinion as to the date which any such court would utilize for determining the rate of conversion into United States dollars in granting such judgment.

            I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus.

                                    Very truly yours,